Exhibit 10.1
AMENDMENT THREE
to the
COCA-COLA CONSOLIDATED, INC.
ANNUAL BONUS PLAN

THIS AMENDMENT THREE (this “Amendment”) is executed this 1st day of August, 2023, by Coca-Cola Consolidated, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
WHEREAS, the Company maintains the Coca-Cola Consolidated, Inc. Annual Bonus Plan, as amended and restated effective January 1, 2018, as amended by that certain Omnibus Amendment dated September 6, 2019 and that certain Amendment Two dated February 22, 2021 (as amended, the “Plan”), to provide key management employees with incentive compensation to assist the Company in meeting and exceeding its annual business goals;
WHEREAS, pursuant to Paragraph 8(a) of the Plan, the Committee may amend the Plan at any time and from time to time; and
WHEREAS, the Committee has approved the amendments to the Plan set forth in this Amendment to (i) incorporate by reference into the Plan and any award under the Plan the terms and provisions of the Company’s incentive-based compensation recovery policy and (ii) meet other current needs.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, all effective as of the date hereof:

1.Paragraph 6(i) of the Plan is amended to read as follows:
(i)Total Disability, Retirement or Death during Fiscal Year: In the event of the Total Disability, Retirement, or death of any Participant during any fiscal year, and in the event of the subsequent attainment of the Performance Measure applicable to such Participant, such Participant or such Participant’s designated beneficiary or estate, as applicable, shall be entitled to receive no later than the March 15 next following the close of the fiscal year to which such award relates, a pro rata portion of the Participant’s award based on the portion of the fiscal year completed through the date of the Participant’s Total Disability, Retirement or death.

2.Paragraph 7(a) of the Plan is amended to read as follows:
(a)Payment Date: Except as provided in Subparagraph (b) of this Paragraph 7, awards shall be paid no later than the March 15 next following the close of the fiscal year to which such awards relate. In any event, the Committee shall provide written certification that the annual performance goals have been attained prior to any payments being made for any fiscal year.

3.Paragraph 13(e) of the Plan is amended to read as follows:
(e)Recovery of Awards: All incentive-based compensation received by any current or former Participant in the Plan shall be subject to recovery pursuant to the Coca-Cola Consolidated, Inc. Incentive-Based Compensation Recovery Policy, as amended, superseded or replaced from time to time (the “Policy”), the terms and provisions of which are incorporated by reference into this Plan, and each award under the Plan shall be deemed to include, as a condition to the award, an agreement by the Participant to abide by the terms of the Policy. Any award hereunder shall also be subject rights of recovery that may be available to the Company under applicable law, rule or regulation or pursuant to the terms of any other policy of the Company or any provision in any employment agreement.

4.Except as expressly or by necessary implication amended by this Amendment, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer of the Company on the day and year first above written.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
Officer’s Name:	E. Beauregarde Fisher III
Officer’s Title:	Executive Vice President,
General Counsel and Secretary
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